Exhibit 12

                 Carpenter Technology Corporation
 Computations of Ratios of Earnings to Fixed Charges -- unaudited
                  Five years Ended June 30, 1997

                      (dollars in thousands)



                                 1997      1996      1995      1994      1993
                                 ----      ----      ----      ----      ----
Fixed charges:

  Interest costs (a)           $ 22,330  $ 19,275  $ 17,797  $ 19,651  $ 21,759

  Interest component of
   non-capitalized lease
   rental expense (b)             2,419     2,074     2,452     2,522     2,532
                               --------  --------  --------  --------  --------
    Total fixed charges        $ 24,749  $ 21,349  $ 20,249  $ 22,173  $ 24,291
                               ========  ========  ========  ========  ========
Earnings as defined:

  Income before income
   taxes, extraordinary
   charge and cumulative
   effect of changes in
   accounting principles       $ 97,871  $ 95,170  $ 74,571  $ 62,728  $ 42,799

  Add: Loss in less-than-
   fifty-percent-owned
   persons                        1,188     7,025     3,000       910         -

  Less: Gain on sale of
   partial interest in
   less-than-fifty-
   percent-owned persons              -    (2,650)        -         -         -

  Fixed charges less
   interest capitalized          22,349    21,009    16,994    18,043    23,126

  Amortization of
   capitalized interest           1,879     2,074     1,952     1,788     1,725
                               --------  --------  --------  --------  --------
    Earnings as defined        $123,287  $122,628  $ 96,517  $ 83,469  $ 67,650
                               ========  ========  ========  ========  ========
Ratio of earnings to
 fixed charges                     5.0x      5.7x      4.8x      3.8x      2.8x
                                 ======    ======    ======    ======    ======

(a) Includes interest capitalized relating to significant construction projects and amortization of debt discount and debt expense.

(b) One-third of rental expense which approximates the interest component of non-capitalized leases.

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